Item 77Q1
Legg Mason Partners Variable Diversified
Strategic Income Portfolio

SUBADVISORY AGREEMENT

       This SUBADVISORY AGREEMENT (Agreement) is made this 3rd day of November, 2008, by and between Western Asset Management Company, a corporation organized under the laws of California (the Subadviser) and Western Asset
Management Company Ltd., a corporation organized under the laws of Japan (Western Japan).

       WHEREAS, the Subadviser has been retained by Legg Mason Partners Fund Advisor, LLC to provide investment advisory, management, and administrative services to Legg Mason Partners
Variable Income Trust (the Trust), a Maryland business trust registered as a management investment company under the Investment Company
Act of 1940, as amended (the 1940 Act) to provide investment advisory, management, and administrative services to the Trust with respect to the series of the Trust designated in Schedule A annexed hereto (the Fund); and

       WHEREAS, the Subadviser wishes to engage
Western Japan to provide certain investment advisory services to the Fund, and Western Japan is willing to furnish such services on the terms and conditions hereinafter set forth;

       NOW THEREFORE, in consideration of the
promises and mutual covenants herein contained, it is agreed as follows:

       1.	In accordance with and subject to the
Subadvisory Agreement between the Subadviser and Legg Mason Partners Fund Advisor, LLC with respect to the Fund (the Subadvisory
Agreement), the Subadviser hereby appoints
Western Japan to act as a subadviser with respect to the Fund for the period and on the terms set forth in this Agreement. Western Japan accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

       2.	The Subadviser shall cause Western
Japan to be kept fully informed at all times with regard to the securities owned by the Fund, its funds available, or to become available, for investment, and generally as to the condition of the Funds affairs. The Subadviser shall furnish
Western Japan with such other documents and information with regard to the Funds affairs as Western Japan may from time to time reasonably request.

       3. (a) Subject to the supervision of the Trusts Board of Trustees (the Board), Legg
Mason Partners Fund Advisor, LLC and the
Subadviser, Western Japan shall regularly provide the Fund with respect to such portion of the Funds assets as shall be allocated to Western Japan by the Subadviser from time to time (the Allocated Assets), with investment research, advice, management and supervision and shall furnish a continuous investment program for the Allocated Assets consistent with the Funds investment objectives, policies and restrictions, as stated in the Funds current
Prospectus and Statement of Additional
Information. Western Japan shall, with respect to the Allocated Assets, determine from time to time what securities and other investments will be purchased (including, as permitted in accordance with this paragraph, swap agreements, options and futures), retained, sold or exchanged by the Fund and what portion of the Allocated Assets will be held in the various securities and other investments in which the Fund invests, and shall implement those decisions (including the execution of investment documentation), all subject to the provisions of the Trusts Declaration of Trust and By-Laws
(collectively, the Governing Documents), the
1940 Act, and the applicable rules and
regulations promulgated thereunder by the
Securities and Exchange Commission (the SEC) and interpretive guidance issued thereunder by the SEC staff and any other applicable federal and state law, as well as the investment objectives, policies and restrictions of the Fund referred to above, and any other specific policies adopted by the Board and disclosed to Western Japan. Western Japan is authorized as the agent of the Trust to give instructions with respect to the Allocated Assets to the custodian of the Fund as to deliveries of securities and other investments and payments of cash for the account of the Fund. Subject to applicable provisions of the 1940 Act, the investment program to be provided hereunder may entail the investment of all or substantially all of the assets of the Fund in one or more investment companies. Western Japan will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commission merchant or others selected by it. In connection with the selection of such brokers or dealers and the placing of such orders, subject to applicable law, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities
Exchange Act of 1934, as amended (the Exchange
Act)) to the Fund and/or the other accounts over which Western Japan or its affiliates exercise investment discretion. Western Japan is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if Western Japan determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which Western Japan and its affiliates have with respect to accounts over which they exercise investment discretion. The
Board may adopt policies and procedures that modify and restrict Western Japans authority regarding the execution of the Funds portfolio transactions provided herein. Western Japan shall exercise voting rights, rights to consent to corporate action and any other rights pertaining to the Allocated Assets subject to such direction as the Board may provide, and shall perform such other functions of investment management and supervision as may be directed by the Board. Western Japan may execute on behalf of the Fund certain agreements, instruments and documents in connection with the services performed by it under this Agreement. These may include, without limitation, brokerage agreements, clearing agreements, account documentation, futures and options agreements, swap agreements, other investment related agreements, and any other agreements, documents or instruments Western Japan believes are appropriate or desirable in performing its duties under this Agreement.

       	(b)	The Fund hereby authorizes any
entity or person associated with Western Japan which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Fund which is permitted by Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention of compensation for such transactions in accordance with Rule
11a2-2(T)(a)(2)(iv). Notwithstanding the foregoing, Western Japan agrees that it will not deal with itself, or with members of the Board or any principal underwriter of the Fund, as principals or agents in making purchases or sales of securities or other property for the account of the Fund, nor will it purchase any securities from an underwriting or selling group in which Western Japan or its affiliates is participating, or arrange for purchases and sales of securities between the Fund and another account advised by Western Japan or its affiliates, except in each case as permitted by the 1940 Act and in accordance with such policies and procedures as may be adopted by the Fund from time to time, and will comply with all other provisions of the Governing Documents and the Funds then-current Prospectus and Statement of Additional Information relative to Western
Japan and its directors and officers.

       4.	Western Japan may delegate to any
other one or more companies that Western Japan controls, is controlled by, or is under common control with, or to specified employees of any such companies, certain of Western Japans duties under this Agreement, provided in each case Western Japan will supervise the activities of each such entity or employees thereof, that such delegation will not relieve Western Japan of any of its duties or obligations under this Agreement and provided further that any such arrangements are entered into in accordance with all applicable requirements of the 1940 Act.

       5.	Western Japan agrees that it will keep
records relating to its services hereunder in accordance with all applicable laws, and in compliance with the requirements of Rule 31a-3 under the 1940 Act, Western Japan hereby agrees that any records that it maintains for the Fund are the property of the Fund, and further agrees to surrender promptly to the Fund any of such records upon the Funds request. Western Japan further agrees to arrange for the preservation of the records required to be maintained by Rule
31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act.

       6.	(a)	Western Japan, at its expense,
shall supply the Board, the officers of the Trust, Legg Mason Partners Fund Advisor, LLC and the Subadviser with all information and reports reasonably required by them and reasonably available to Western Japan relating to the services provided by Western Japan hereunder.

       	(b)	Western Japan shall bear all
expenses, and shall furnish all necessary services, facilities and personnel, in connection with its responsibilities under this Agreement. Other than as herein specifically indicated, Western Japan shall not be responsible for the Funds expenses, including, without limitation, advisory fees; distribution fees; interest; taxes; governmental fees;
voluntary assessments and other expenses incurred in connection with membership in investment company organizations; organization costs of the Fund; the cost (including brokerage commissions, transaction fees or charges, if any) in connection with the purchase or sale of the Funds securities and other investments and any losses in connection therewith; fees and expenses of custodians, transfer agents, registrars, independent pricing vendors or other agents; legal expenses; loan commitment fees;
expenses relating to share certificates;
expenses relating to the issuing and redemption or repurchase of the Funds shares and servicing shareholder accounts; expenses of registering and qualifying the Funds shares for sale under applicable federal and state law; expenses of preparing, setting in print, printing and distributing prospectuses and statements of additional information and any supplements thereto, reports, proxy statements, notices and dividends to the Funds shareholders; costs of stationery; website costs; costs of meetings of the Board or any committee thereof, meetings of shareholders and other meetings of the Fund;
Board fees; audit fees; travel expenses of officers, members of the Board and employees of the Fund, if any; and the Funds pro rata portion of premiums on any fidelity bond and other insurance covering the Fund and its officers, Board members and employees;
litigation expenses and any non-recurring or extraordinary expenses as may arise, including, without limitation, those relating to actions, suits or proceedings to which the Fund is a party and the legal obligation which the Fund may have to indemnify the Funds Board members and officers with respect thereto.

       7.	No member of the Board, officer or
employee of the Trust or Fund shall receive from the Trust or Fund any salary or other compensation as such member of the Board, officer or employee while he is at the same time a director, officer, or employee of Western
Japan or any affiliated company of Western
Japan, except as the Board may decide. This paragraph shall not apply to Board members, executive committee members, consultants and other persons who are not regular members of Western Japans or any affiliated companys staff.

       8.	As compensation for the services
performed by Western Japan, including the services of any consultants retained by Western
Japan, the Subadviser shall pay Western Japan out of the subadvisory fee it receives with respect to the Fund, and only to the extent thereof, as promptly as possible after the last day of each month, a fee, computed daily at an annual rate set forth on Schedule A annexed hereto. The first payment of the fee shall be made as promptly as possible at the end of the month succeeding the effective date of this Agreement, and shall constitute a full payment of the fee due Western Japan for all services prior to that date. If this Agreement is terminated as of any date not the last day of a month, such fee shall be paid as promptly as possible after such date of termination, shall be based on the average daily net assets of the Fund or, if less, the portion thereof comprising the Allocated Assets in that period from the beginning of such month to such date of termination, and shall be that proportion of such average daily net assets as the number of business days in such period bears to the number of business days in such month. The average daily net assets of the Fund or the portion thereof comprising the Allocated Assets shall in all cases be based only on business days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as may be determined by the Board.

       9.	Western Japan assumes no
responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be liable for any error of judgment or mistake of law, or for any loss arising out of any investment or for any act or omission in the execution of securities transactions for the Fund, provided that nothing in this Agreement shall protect Western Japan against any liability to the Subadviser, Legg
Mason Partners Fund Advisor, LLC or the Fund to which Western Japan would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder. As used in this Section 9, the term Western Japan shall include any affiliates of Western Japan performing services for the Trust or the Fund contemplated hereby and the partners, shareholders, directors, officers and employees of Western Japan and such affiliates.

       10.	Nothing in this Agreement shall limit
or restrict the right of any director, officer, or employee of Western Japan who may also be a Board member, officer, or employee of the Trust or the Fund, to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of Western Japan to engage in any other business or to render services of any kind, including investment advisory and management services, to any other fund, firm, individual or association. If the purchase or sale of securities consistent with the investment policies of the Fund or one or more other accounts of Western Japan is considered at or about the same time, transactions in such securities will be allocated among the accounts in a manner deemed equitable by Western Japan.
Such transactions may be combined, in accordance with applicable laws and regulations, and consistent with Western Japans policies and procedures as presented to the Board from time to time.

       11.	For the purposes of this Agreement,
the Funds net assets shall be determined as provided in the Funds then-current Prospectus and Statement of Additional Information and the terms assignment, interested person, and majority of the outstanding voting securities shall have the meanings given to them by Section
2(a) of the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, regulation or order.

       12.	This Agreement will become effective
with respect to the Fund on the date set forth opposite the Funds name on Schedule A annexed hereto, provided that it shall have been approved by the Trusts Board and, if so required by the 1940 Act, by the shareholders of the Fund in accordance with the requirements of the 1940 Act and, unless sooner terminated as provided herein, will continue in effect until the second anniversary of the date of effectiveness. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Fund, so long as such continuance is specifically approved at least annually (i) by the Board or (ii) by a vote of a majority of the outstanding voting securities of the Fund, provided that in either event the continuance is also approved by a majority of the Board members who are not interested persons of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

       13.	This Agreement is terminable with
respect to the Fund without penalty by the Board or by vote of a majority of the outstanding voting securities of the Fund, in each case on not more than 60 days nor less than 30 days written notice to Western Japan, or by Western
Japan upon not less than 90 days written notice to the Fund and the Subadviser, and will be terminated upon the mutual written consent of the Subadviser and Western Japan. This Agreement shall terminate automatically in the event of its assignment by Western Japan and shall not be assignable by the Subadviser without the consent of Western Japan.

       14.	Western Japan agrees that for any
claim by it against the Fund in connection with this Agreement or the services rendered under the Agreement, it shall look only to assets of the Fund for satisfaction and that it shall have no claim against the assets of any other portfolios of the Trust.

       15.	No provision of this Agreement may be
changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of the Agreement shall be effective until approved, if so required by the 1940 Act, by vote of the holders of a majority of the Funds outstanding voting securities.

       16.	This Agreement, and any supplemental
terms contained on Annex I hereto, if
applicable, embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.

       17.	This Agreement shall be construed and
the provisions thereof interpreted under and in accordance with the laws of the State of New
York.
[signature page to follow]



IN WITNESS WHEREOF, the parties hereto have
caused this Agreement to be executed by their
officers thereunto duly authorized.
WESTERN ASSET
MANAGEMENT
COMPANY
By:	/s/ W.
Stephen Venable,
Jr.
       Name: W.
Stephen Venable,
Jr.
       Title:
Manager, US Legal
and Corporate
Affairs
WESTERN ASSET
MANAGEMENT
COMPANY LTD.
By:	/s/  Daniel
E. Giddings
       Name:
Daniel E. Giddings
       Title:  :
Manager,
International Legal
and Compliance

       The foregoing is acknowledged:

       The undersigned officer of the Trust has
executed this Agreement not individually but in
his/her capacity as an officer of the Trust. The
Trust does not hereby undertake, on behalf of
the Fund or otherwise, any obligation to Western
Asset Management Company Ltd.
LEGG MASON
PARTNERS
VARIABLE INCOME
TRUST
By:	/s/ R. Jay
Gerken
       Name:  R.
Jay Gerken
       Title:
Chairman, President
and Chief Executive
Officer
Legg Mason Partners Variable Diversified Strategic Income
Portfolio Signature Page



 ANNEX I

    This Annex I forms a part of the
Subadvisory Agreement dated as of November 3,
2008, by and between Western Asset Management
Company, a California corporation, and Western
Asset Management Company Ltd. (Western
Japan), an entity authorized and regulated in Japan by the Japanese Securities and Exchange
Surveillance Commission (SESC).

1. Western Japan shall not offer any special benefit to the Subadviser in connection with performance of this Agreement, and the Subadviser shall not request any special benefit from Western Japan.
2. Section 9 of this Agreement shall not be deemed to limit Western Japan's obligations under the Japanese Financial Instruments and Exchange Law to perform its duties to its customers faithfully and with the care of a prudent manager.
3. The Subadviser shall be liable for any damages or losses suffered by Western Japan due to the Subadvisers willful misconduct or gross negligence or the Subadvisers failure to perform its duties hereunder.





SCHEDULE A


Legg Mason Partners Variable Diversified
Strategic Income Portfolio    Date:  November
3, 2008

Fee:

The sub-advisory fee will be the following
percentage of the Funds Allocated Assets:
0.30